UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Soliciting Material Pursuant to §240.14a-12

ADVOCAT INC.

(Name of Registrant as Specified In Its Charter)

TODD P. ROBINSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TODD P. ROBINSON

2307 Princess Ann Street

Greensboro N.C. 27408

(O) 336 286 2087 (F) 978 805 3163

EMAIL – Cottonbay@aol.com

Re: ADVOCAT INC. Annual Meeting of Shareholders on May 17, 2007; Election of Directors

Dear Broker of ADVOCAT INC. stock:

My name is Todd Robinson, and I am currently engaged in a campaign to oppose the Annual Meeting of Shareholders for ADVOCAT INC. at which two existing Board members stand for re-election. Although there is very little time prior to the Annual Meeting, I am asking you to rescind any discretionary votes you have already cast for your clients and, if no discretionary votes have been submitted, then to not vote those shares for which you have discretionary authority at the Annual Meeting.

This campaign is unique in that I have not nominated an alternative slate of directors to be considered at the Annual Meeting. By the time I had made my decision that a change was needed at the Board level and determined that there was a lot of shareholder support for such a change, it was too late to nominate additional candidates under ADVOCAT’S bylaws. However, I feel strongly that this Board will not lead the Company in the direction it needs to go without some alternative, or at least additional, voices on the Board.

So, due to my limited options, I have launched a campaign to have people not vote at the shareholder meeting. If less than 50% of the shares are represented at the meeting, a quorum will not be convened, and I anticipate the meeting will be adjourned. I am hoping that the voice of the shareholders will be heard under these circumstances and that some fundamental change at the Board or management level will ultimately result.

Technically, because no alternative slate of nominees was proposed, and because my campaign is fairly new and time sensitive, you did not have this election tagged as a contested election. I request that you would treat this election the same as a contested election or, at the very least, consider withdrawing those shares for which you cast a discretionary vote at the meeting. Please note that voting “withhold” for the nominees will not accomplish the stated objectives because those votes will be counted toward convening a quorum.

I am always open to talk about this. My contact information is at the top of this letter. You may also talk to our proxy advisor, Georgeson Inc., at 212-440-9800.

Thank you for your consideration.

Sincerely yours,

/s/ Todd P. Robinson

Todd P. Robinson

IMPORTANT INFORMATION

TODD P. ROBINSON IS DEEMED TO BE A PARTICIPANT, ALONG WITH ESSEL W. BAILEY, JR. AND TERRY CASH, IN THE SOLICITATION OF PROXIES FROM SHAREHOLDERS OF ADVOCAT INC. INFORMATION ABOUT MESSRS. BAILEY, CASH AND ROBINSON IS SET FORTH IN THEIR PRELIMINARY PROXY STATEMENT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON MAY 1, 2007, AND MOST RECENTLY AMENDED ON MAY 15, 2007 AND AS MAY BE FURTHER AMENDED. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF THE PARTICIPANTS AND OTHER PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES MAY BE OBTAINED BY READING THE DEFINITIVE PROXY STATEMENT, WHICH THE PARTICIPANTS INTEND TO FILE WITH THE SEC ON OR ABOUT MAY 15, 2007. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AT THE SEC’S WEBSITE (WWW.SEC.GOV).